SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               _______________

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)



                               PARKERVISION, INC.
                               (NAME OF ISSUER)



                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (TITLE OF CLASS OF SECURITIES)



                                   701354102
                                (CUSIP NUMBER)



                              DECEMBER 31, 1998
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)
  ----------------------------------------------------------------------------

 CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
 SCHEDULE IS FILED:

 ( )  RULE 13D-1(B)

 (X)  RULE 13D-1(C)

 ( )  RULE 13D-1(D)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





 CUSIP No. 701354102                13G              Page 2 of 43 Pages
-------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Walter Scheuer
-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  (X)
                                                                    (b)  ( )
-------------------------------------------------------------------------------
 3     SEC USE ONLY
-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
    NUMBER OF                   126,000 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY                    594,100 shares*
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      126,000 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                594,100 shares*
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      720,100 shares*
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           ( )
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.3%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 125,400 shares.



 CUSIP No. 701354102                 13G                 Page 3 of 43 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marge Scheuer
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  (X)
                                                                     (b) ( )
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
    NUMBER OF
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY                    371,700 shares*
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                371,700 shares*
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      371,700 shares*
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           ( )
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      3.3%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 29,400 shares.



 CUSIP No. 701354102                 13G                 Page 4 of 43 Pages

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Hopewell Partners
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  (X)
                                                                   (b)  ( )
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
    NUMBER OF                   115,000 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      115,000 shares
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     115,000 shares*
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           ( )
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.0%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
     PN
-------------------------------------------------------------------------------

 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G               Page 5 of 43 Pages

-------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Wayne S. Reisner
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  (X)
                                                                   (b)  ( )
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
    NUMBER OF                   10,000 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY                    492,000 shares*
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      10,000 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                492,000 shares*
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      502,000 shares*
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          ( )
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      4.4%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 10,000 shares.



 CUSIP No. 701354102                 13G               Page 6 of 43 Pages
-------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Richard Kaufman
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  (X)
                                                                   (b)  ( )
-------------------------------------------------------------------------------

 3    SEC USE ONLY
-------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
    NUMBER OF                   8,000 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY                    631,700 shares*
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      8,000 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                631,700 shares*
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     639,700 shares*
-------------------------------------------------------------------------------

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           ( )
-------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.6%
-------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------


 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 8,000 shares.



 CUSIP No. 701354102                 13G                 Page 7 of 43 Pages
-------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO David Scheuer dated 12-11-51
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  (X)
                                                                   (b)  ( )
-------------------------------------------------------------------------------

 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
    NUMBER OF                   7,000 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      7,000 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,000 shares*
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          ( )
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .06%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON
      00
-------------------------------------------------------------------------------


 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G                Page 8 of 43 Pages
-------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO David Scheuer dated 5-18-54
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  (X)
                                                                     (b)  ( )
-------------------------------------------------------------------------------

 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
    NUMBER OF                   56,500 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      56,500 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     56,500 shares*
-------------------------------------------------------------------------------

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          ( )
-------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .5%
-------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON

     OO
-------------------------------------------------------------------------------



 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G                Page 9 of 43 Pages
-------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO David Scheuer dated 5-19-61
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  (X)
                                                                (b)  ( )
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
    NUMBER OF                   5,000 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      5,000 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,000 shares*
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          ( )
-------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .04%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON
      OO
-------------------------------------------------------------------------------

 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G                Page 10 of 43 Pages

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Jeffrey Scheuer dated 5-18-54
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  (X)
                                                                  (b)  ( )
-------------------------------------------------------------------------------

 3    SEC USE ONLY
-------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
    NUMBER OF                   68,900 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      68,900 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     68,900 shares*
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           ( )
-------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .6%
-------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------


 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G                Page 11 of 43 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Jeffrey Scheuer dated 6-10-54
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  (X)
                                                                    (b)  ( )
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
    NUMBER OF                   2,000 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      2,000 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,000 shares*
-------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           ( )
-------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .02%
-------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------

 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G               Page 12 of 43 Pages
-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Jeffrey Scheuer dated 5-19-61
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  (X)
                                                                  (b)  ( )
-------------------------------------------------------------------------------
 3   SEC USE ONLY
-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
    NUMBER OF                   2,000 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      2,000 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,000 shares*
-------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           ( )
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .02%
-------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO
-------------------------------------------------------------------------------

 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G                Page 13 of 43 Pages
-------------------------------------------------------------------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Susan Scheuer dated 12-30-60
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  (X)
                                                                     (b)  ( )
-------------------------------------------------------------------------------
 3   SEC USE ONLY
-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
    NUMBER OF                   2,000 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      2,000 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,000 shares*
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            ( )
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .02%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------

 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G                 Page 14 of 43 Pages
-------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Judith Scheuer dated 12-17-59
-------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  (X)
                                                                  (b)  ( )
-------------------------------------------------------------------------------

 3    SEC USE ONLY
-------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
    NUMBER OF                   2,500 shares*
     SHARES               -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
    OWNED BY
      EACH                -----------------------------------------------------
   REPORTING               7    SOLE DISPOSITIVE POWER
    PERSON                      2,500 shares*
     WITH                 -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,500 shares*
-------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          ( )
-------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .02%
-------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO
-------------------------------------------------------------------------------


 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G               Page 15 of 43 Pages

-------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Abigail Lipnick dated 4-13-92
-------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  (X)
                                                           (b) ( )
-------------------------------------------------------------------------------

 3    SEC USE ONLY

-------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------

                                   5  SOLE VOTING POWER
       NUMBER OF                      10,000 shares*
        SHARES                     --------------------------------------------
      BENEFICIALLY                 6  SHARED VOTING POWER
       OWNED BY                    --------------------------------------------
        EACH                       7  SOLE DISPOSITIVE POWER
      REPORTING                       10,000 shares*
       PERSON                      --------------------------------------------
        WITH                       8  SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      10,000 shares*

-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    ( )

-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .09%
-------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO
-------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G              Page 16 of 43 Pages

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Daniella Eve Lipnick dated 10-09-90
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)  (X)
                                                              (b) ( )
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
-------------------------------------------------------------------------------

                                   5   SOLE VOTING POWER
      NUMBER OF                        11,000 shares*
       SHARES                      --------------------------------------------
    BENEFICIALLY                   6   SHARED VOTING POWER
      OWNED BY                     --------------------------------------------
       EACH                        7   SOLE DISPOSITIVE POWER
     REPORTING                         11,000 shares*
      PERSON                       --------------------------------------------
       WITH                        8   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,000 shares*

-------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  ( )
-------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .1%
-------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO

*This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G              Page 17 of 43 Pages

-------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Jeremy Scheuer dated 4-20-88

-------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) (X)
                                                               (b) ( )
-------------------------------------------------------------------------------

 3    SEC USE ONLY

-------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

-------------------------------------------------------------------------------

                                   5      SOLE VOTING POWER
   NUMBER OF                              13,000 shares*
    SHARES                         --------------------------------------------
  BENEFICIALLY                     6      SHARED VOTING POWER
    OWNED BY                       --------------------------------------------
     EACH                          7      SOLE DISPOSITIVE POWER
   REPORTING                              13,000 shares*
    PERSON                         --------------------------------------------
     WITH                          8      SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      13,000 shares*
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   ( )

-------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .1%

-------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      O0
-------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G              Page 18 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Winifred Scheuer dated 12-20-84
------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) (X)
                                                                 (b) ( )
------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
------------------------------------------------------------------------------

                                        5    SOLE VOTING POWER
   NUMBER OF                                 22,000 shares*
    SHARES                              --------------------------------------
  BENEFICIALLY                          6    SHARED VOTING POWER
    OWNED BY                            --------------------------------------
     EACH
  REPORTING                             7    SOLE DISPOSITIVE POWER
    PERSON                                   22,000 shares*
     WITH                               --------------------------------------
                                        8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      22,000 shares*

------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .2%
------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON

      O0
 -----------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G             Page 19 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Walter Scheuer November Charitable Trust dated 11-29-83

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) (X)
                                                              (b) ( )
------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                   5    SOLE VOTING POWER
   NUMBER OF                            28,600 shares*
    SHARES                         -------------------------------------------
  BENEFICIALLY                     6    SHARED VOTING POWER
   OWNED BY                        -------------------------------------------
    EACH                           7    SOLE DISPOSITIVE POWER
  REPORTING                             28,600 shares*
   PERSON                          -------------------------------------------
    WITH                           8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      28,600 shares*

------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .25%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
       OO


*This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G                 Page 20 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Walter Scheuer 1993 Charitable Remainder Trust
------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) (X)
                                                                  (b) ( )
------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
------------------------------------------------------------------------------

                                   5     SOLE VOTING POWER
   NUMBER OF                             115,200 shares*
    SHARES                         -------------------------------------------
  BENEFICIALLY                     6     SHARED VOTING POWER
   OWNED BY                        -------------------------------------------
     EACH                          7     SOLE DISPOSITIVE POWER
   REPORTING                             115,200 shares*
    PERSON                         -------------------------------------------
    WITH                           8     SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      115,200 shares*

------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                     ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.0%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO
------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G              Page 21 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The David Scheuer 1993 Charitable Remainder Trust

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) (X)
                                                               (b) ( )
------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                   5     SOLE VOTING POWER
    NUMBER OF                            11,000 shares*
     SHARES                        -------------------------------------------
  BENEFICIALLY                     6     SHARED VOTING POWER
    OWNED BY                       -------------------------------------------
     EACH                          7     SOLE DISPOSITIVE POWER
   REPORTING                             11,000 shares*
    PERSON                         -------------------------------------------
    WITH                           8     SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,000 shares*

------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .1%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO

------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G               Page 22 of 43 Pages

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Jeffrey Scheuer 1993 Charitable Remainder Trust

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) (X)
                                                                (b) ( )
------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                   5   SOLE VOTING POWER
    NUMBER OF                          15,000 shares*
     SHARES                        -------------------------------------------
   BENEFICIALLY                    6   SHARED VOTING POWER
    OWNED BY                       -------------------------------------------
     EACH                          7   SOLE DISPOSITIVE POWER
   REPORTING                           15,000 shares*
    PERSON                         -------------------------------------------
     WITH                          8   SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      15,000 shares*

------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .13%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO

------------------------------------------------------------------------------

 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G               Page 23 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Susan Scheuer 1993 Charitable Remainder Trust

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) (X)
                                                                (b) ( )

------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                   5    SOLE VOTING POWER
   NUMBER OF                            16,500 shares*
    SHARES                         -------------------------------------------
  BENEFICIALLY                     6    SHARED VOTING POWER
    OWNED BY                       -------------------------------------------
     EACH                          7    SOLE DISPOSITIVE POWER
  REPORTING                             16,500 shares*
   PERSON                          -------------------------------------------
    WITH                           8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      16,500 shares*
------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .14%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO

------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G               Page 24 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Judith Scheuer 1993 Charitable Remainder Trust

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) (X)
                                                                   (b) ( )

------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                   5    SOLE VOTING POWER
   NUMBER OF                            14,000 shares*
    SHARES                         -------------------------------------------
  BENEFICIALLY                     6    SHARED VOTING POWER
    OWNED BY                       -------------------------------------------
     EACH                          7    SOLE DISPOSITIVE POWER
   REPORTING                            14,000 shares*
    PERSON                         -------------------------------------------
    WITH                           8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      14,000 shares*
------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                     ( )
------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .12%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO


* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G               Page 25 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Marcelle Halpern Trust

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) (X)
                                                              (b) ( )
------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                    5    SOLE VOTING POWER
     NUMBER OF                           11,000 shares*
      SHARES                        ------------------------------------------
    BENEFICIALLY                    6    SHARED VOTING POWER
     OWNED BY                       ------------------------------------------
      EACH                          7    SOLE DISPOSITIVE POWER
    REPORTING                            11,000 shares*
     PERSON                         ------------------------------------------
     WITH                           8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,000 shares*

------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .1%
------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO

------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G               Page 26 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Allan Miller

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) (X)
                                                                  (b) ( )

------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                 5   SOLE VOTING POWER
     NUMBER OF                       2,350 shares*
      SHARES                     ---------------------------------------------
   BENEFICIALLY                  6   SHARED VOTING POWER
     OWNED BY                    ---------------------------------------------
      EACH                       7   SOLE DISPOSITIVE POWER
    REPORTING                        2,350 shares*
     PERSON                      ---------------------------------------------
      WITH                       8   SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,350 shares*

------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    ( )

------------------------------------------------------------------------------

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       .02%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      IN

------------------------------------------------------------------------------

 * This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 2,350 shares.




 CUSIP No. 701354102                 13G             Page 27 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Mark Halpern

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) (X)
                                                                 (b) ( )
------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                   5   SOLE VOTING POWER
    NUMBER OF                      -------------------------------------------
     SHARES                        6   SHARED VOTING POWER
   BENEFICIALLY                        10,000 shares*
     OWNED BY                      -------------------------------------------
      EACH                         7   SOLE DISPOSITIVE POWER
    REPORTING                      -------------------------------------------
     PERSON                        8   SHARED DISPOSITIVE POWER
      WITH                             10,000 shares*

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      10,000 shares*

------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .09%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      IN
------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G              Page 28 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Susan Scheuer
------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) (X)
                                                                 (b) ( )

------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                   5    SOLE VOTING POWER
     NUMBER OF                     -------------------------------------------
      SHARES                       6    SHARED VOTING POWER
   BENEFICIALLY                         118,100 shares*
     OWNED BY                      -------------------------------------------
      EACH                         7    SOLE DISPOSITIVE POWER
    REPORTING                      -------------------------------------------
     PERSON                        8    SHARED DISPOSITIVE POWER
      WITH                              118,100 shares*

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      118,100 shares*

------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                               ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.0%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      IN

------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 42,500 shares.



 CUSIP No. 701354102                 13G              Page 29 of 43 Pages

------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Judith Scheuer

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) (X)
                                                                 (b) ( )

------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                    5   SOLE VOTING POWER
   NUMBER OF                        ------------------------------------------
    SHARES                          6   SHARED VOTING POWER
  BENEFICIALLY                          116,400 shares*
   OWNED BY                         ------------------------------------------
    EACH                            7   SOLE DISPOSITIVE POWER
   REPORTING                        ------------------------------------------
    PERSON                          8   SHARED DISPOSITIVE POWER
     WITH                               116,400 shares*

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      116,400 shares*

------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                 ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.0%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      IN

------------------------------------------------------------------------------


* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 42,800 shares.



 CUSIP No. 701354102                 13G            Page 30 of 43 Pages


------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Samuel Henry Mellicker dated 12-28-95

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) (X)
                                                           (b) ( )

------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

------------------------------------------------------------------------------

                                   5    SOLE VOTING POWER
     NUMBER OF                          18,500 shares*
      SHARES                       -------------------------------------------
    BENEFICIALLY                   6    SHARED VOTING POWER
      OWNED BY                     -------------------------------------------
       EACH                        7    SOLE DISPOSITIVE POWER
    REPORTING                           18,500 shares*
     PERSON                        -------------------------------------------
      WITH                         8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      18,500 shares*

------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                               ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .2%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO

------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



 CUSIP No. 701354102                 13G           Page 31 of 43 Pages


------------------------------------------------------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Blue Ridge Foundation, Inc.

------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) (X)
                                                             (b) ( )

------------------------------------------------------------------------------

 3    SEC USE ONLY

------------------------------------------------------------------------------

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

------------------------------------------------------------------------------

                                    5    SOLE VOTING POWER
   NUMBER OF                             52,600 shares*
    SHARES                          -----------------------------------------
  BENEFICIALLY                      6    SHARED VOTING POWER
   OWNED BY                         -----------------------------------------
    EACH                            7    SOLE DISPOSITIVE POWER
  REPORTING                              52,600 shares*
   PERSON                           ------------------------------------------
    WITH                            8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      52,600 shares*

------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                             ( )

------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .5%

------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON
      OO

------------------------------------------------------------------------------


* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



          This Amendment No. 1 to Schedule 13G is being filed pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").



 ITEM 1(A).    NAME OF ISSUER:

          ParkerVision, Inc. ("ParkerVision")

 ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          8493 Baymeadows Way
          Jacksonville, Florida 32256

 ITEM 2(A).    NAMES OF PERSONS FILING:

          This Schedule 13G is being jointly filed by Walter Scheuer, Marge Scheuer, Hopewell Partners, a New York limited partnership ("Hopewell"), Wayne S. Reisner, Richard Kaufman, Allan Miller, Susan Scheuer, Judith Scheuer, The Blue Ridge Foundation, Inc., a charitable foundation ("Blue Ridge"), and Dr. Mark Halpern, and on behalf of certain trusts (the "Trusts"), as set forth on Exhibit A hereto (collectively referred to herein as the "Reporting Persons"), with respect to shares of Common Stock of ParkerVision which the Reporting Persons may be deemed to beneficially own pursuant to Section 13(d) of the Exchange Act.

          Lisa Casablanca, Susan Kaplan and Music Project for Television, Inc., a charitable foundation, are no longer Reporting Persons for purposes of this Schedule 13G.

 ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The principal business address of each of the Reporting Persons is:

           c/o Walter Scheuer
           635 Madison Avenue
           New York, New York 10022

 ITEM 2(C).    CITZENSHIP:

          Each of the individual Reporting Persons is a citizen of the United States. Hopewell, Blue Ridge and all of the Trusts were organized in the United States.

                                Page 32  of 43 Pages

 ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

          Common Stock, Par Value $.01 per share

 ITEM 2(E).    CUSIP NUMBER:

          701354102


 ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B),
               OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.

          If this statement is filed pursuant to Rule 13d-1(c), check this box. (X)

 ITEM 4.       OWNERSHIP.

          The Reporting Persons, in the aggregate, own 902,750 shares, or 7.91% of ParkerVision Common Stock. Information concerning the number and percentage of shares of ParkerVision Common Stock which may be deemed to be beneficially owned by each Reporting Person, and the number of such shares as to which each Reporting Person has sole or shared voting power and sole or shared dispositive power is set forth on pages 2 through 31 of this
Schedule 13G. Shares reported as beneficially owned by each of Walter Scheuer and Richard Kaufman include 33,000 shares of ParkerVision Common Stock owned as portfolio securities by Sterling Capital Corporation, a New York corporation ("Sterling"), which is a publicly-traded closed-end investment company. Messrs. Scheuer and Kaufman constitute the investment committee of Sterling and, accordingly, share the power to vote and dispose of such shares.


 ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

                            Page 33 of 43 Pages

 ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

          Not applicable.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable

 ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

 ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

          Not applicable

 ITEM 10.      CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            Page 34 of 43 Pages


                                 SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 Dated:  February 8, 1999

                                            /s/ Walter Scheuer
                                            ---------------------------------
                                            Walter Scheuer (1)(2)


                                            /s/ Wayne S. Reisner
                                            ---------------------------------
                                            Wayne S. Reisner (3)


                                            /s/ Richard Kaufman
                                            ---------------------------------
                                            Richard Kaufman (4)


                                            /s/ Walter Scheuer
                                            ---------------------------------
                                            Hopewell Partners
                                            by Walter Scheuer,
                                            General Partner


                                            /s/ Allan Miller
                                            --------------------------------
                                            Allan Miller


 ______________
 (1) Individually, and as Trustee for the following Trusts:
      Trust for the Benefit of David Scheuer dated 12-11-51
      Trust for the Benefit of David Scheuer dated 5-18-54
      Trust for the Benefit of David Scheuer dated 5-19-61

                            Page 35 of 43 Pages

      Trust for the Benefit of Jeffrey Scheuer dated 6-10-54
      Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
      Trust for the Benefit of Jeffrey Scheuer dated 5-19-61
      Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92 The 1993 David Scheuer Charitable Remainder Trust
      The 1993 Jeffrey Scheuer Charitable Remainder Trust
      The 1993 Susan Scheuer Charitable Remainder Trust
      The 1993 Judith Scheuer Charitable Remainder Trust
      Trust for the Benefit of Susan Scheuer dated 12-30-60
      Trust for the Benefit of Judith Scheuer dated 12-17-59
      The Marcelle P. Halpern Trust

 (2) As attorney-in-fact for:
      Marge Scheuer
      Susan Scheuer
      Judith Scheuer
      Dr. Halpern
      As President of The Blue Ridge Foundation, Inc.

 (3) Individually, and as a Trustee for the following Trust:
      The Walter Scheuer 1993 Charitable Remainder Trust

 (4) Individually, and as Trustee for the following Trust:
      Walter Scheuer November Charitable Trust dated 11-29-83
      Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95

                            Page 36 of 43 Pages

                                  EXHIBITS

 Exhibit           Description                                    Page No.

 A          Identification of Certain Trusts                        38

 B          Statement With Respect to Joint                         41
            Filing of Schedule 13G


                            Page 37 of 43 Pages


                                                                  EXHIBIT A

                      IDENTIFICATION OF CERTAIN TRUSTS

 Trust for the Benefit of David Scheuer dated 12-11-51
      Walter Scheuer, Marge P. Scheuer, David Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 Trust for the Benefit of David Scheuer dated 5-18-54
      Walter Scheuer, Marge P. Scheuer, David Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 Trust for the Benefit of David Scheuer dated 5-19-61
      Walter Scheuer, Marge P. Scheuer, David Scheuer and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
      Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 Trust for the Benefit of Jeffrey Scheuer dated 6-10-54
      Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 Trust for the Benefit of Jeffrey Scheuer dated 5-19-61
      Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 Trust for the Benefit of Susan Scheuer dated 12-30-60
      Walter Scheuer, Marge P. Scheuer, Susan Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 Trust for the Benefit of Judith Scheuer dated 12-17-59
      Walter Scheuer, Marge P. Scheuer, Judith Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84
      Walter Scheuer, Jeffrey Scheuer, Ruth Scheuer, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

                            Page 38 of 43 Pages

 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88
      Walter Scheuer, Jeffrey Scheuer, Ruth Scheuer, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90
      Walter Scheuer, Susan Scheuer, Jonathan Lipnick, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92
      Walter Scheuer, Susan Scheuer, Jonathan Lipnick, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022.

 Walter Scheuer November Charitable Trust dated 11-29-83
      Marge P. Scheuer and Richard Kaufman, Trustees c/o Marge P. Scheuer, 635 Madison Avenue, New York, New York 10022

 The 1993 Walter Scheuer Charitable Remainder Trust
      Marge Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Marge Scheuer, 635 Madison Avenue, New York, New York 10022

 The 1993 David Scheuer Charitable Remainder Trust
      Walter Scheuer, Richard Kaufman and Wayne S. Reisner. Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 The 1993 Jeffrey Scheuer Charitable Remainder Trust
      Walter Scheuer, Richard Kaufman and Wayne S. Reisner. Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 The 1993 Susan Scheuer Charitable Remainder Trust
      Walter Scheuer, Richard Kaufman and Wayne S. Reisner. Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 The 1993 Judith Scheuer Charitable Remainder Trust
      Walter Scheuer, Richard Kaufman and Wayne S. Reisner. Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

 The Marcelle P. Halpern Trust
      Walter Scheuer, Trustee, 635 Madison Avenue, New York, New York 10022

                            Page 39 of 43 Pages

 Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95
      Joseph Mellicker, Judith Scheuer and Richard Kaufman. Trustees c/o Richard Kaufman, 635 Madison Avenue, New York, New York 10022


                            Page 40 of 43 Pages


                                                                  EXHIBIT B

            JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(f)(1)

      This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on
 Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of the Common Stock, $.01 par value per share, of ParkerVision, Inc., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.


      IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 8th day of February, 1999.


                /s/ Walter Scheuer
                ---------------------------------
                Walter Scheuer (1)(2)


                /s/ Wayne S. Reisner
                ---------------------------------
                Wayne S. Reisner (3)


                /s/ Richard Kaufman
                ---------------------------------
                Richard Kaufman (4)


                /s/ Walter Scheuer
                ---------------------------------
                Hopewell Partners
                by Walter Scheuer,
                General Partner


                /s/ Allan Miller
                ---------------------------------
                Allan Miller (5)

                            Page 41 of 43 Pages


 ______________
 (1) Individually, and as Trustee for the following Trusts:
      Trust for the Benefit of David Scheuer dated 12-11-51
      Trust for the Benefit of David Scheuer dated 5-18-54
      Trust for the Benefit of David Scheuer dated 5-19-61
      Trust for the Benefit of Jeffrey Scheuer dated 6-10-54
      Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
      Trust for the Benefit of Jeffrey Scheuer dated 5-19-61
      Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92 The 1993 David Scheuer Charitable Remainder Trust
      The 1993 Jeffrey Scheuer Charitable Remainder Trust
      The 1993 Susan Scheuer Charitable Remainder Trust
      The 1993 Judith Scheuer Charitable Remainder Trust
      Trust for the Benefit of Susan Scheuer dated 12-30-60
      Trust for the Benefit of Judith Scheuer dated 12-17-59
      The Marcelle P. Halpern Trust


 (2) As attorney-in-fact for:
      Marge Scheuer
      Susan Scheuer
      Judith Scheuer
      Dr. Halpern
      As President of The Blue Ridge Foundation, Inc.

                            Page 42 of 43 Pages

 (3) Individually, and as a Trustee for the following Trust:
      The Walter Scheuer 1993 Charitable Remainder Trust

 (4) Individually, and as Trustee for the following Trusts:
      Walter Scheuer November Charitable Trust dated 11-29-83
      Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95



                            Page 43 of 43 Pages